Exhibit 99.1

AXCESS Inc. Selects TechSearch LLC to License its Digital Video
Intellectual Property

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Applicability of Patent Elements Seen in Today’s Media Solutions

Dallas, TX. July 14, 2004 – Axcess International Inc. (OTCBB: AXSI.OB), a leading provider of RFID and video surveillance systems for physical security and supply chain management, announced today that it has entered into an exclusive patent license agreement with TechSearch LLC of Northbrook, Illinois, a leading patent licensing and enforcement company. Under the agreement, TechSearch will assume responsibility for licensing and enforcing Axcess’ video/imaging patent portfolio, including ten U.S. patents. Axcess’ video/imaging patents relate to digital video compression and image processing technologies.  Digital video compression and image processing techniques are used in computer-based video and image solutions as well as television set-top boxes, digital cameras, scanners, cell phones and other common multi-media products.

“TechSearch is a professional patent licensing firm that has a successful track record in helping companies like Axcess realize the value of their intellectual property. We are pleased to enter into this relationship as our patent portfolio includes some fundamental elements of digital media solutions on the market today,” commented Allan Griebenow, President and CEO of Axcess.

“We intend to put together a vigorous licensing program to make this technology available to the market.  We look forward to a mutually beneficial relationship with Axcess,” said Dooyong Lee, Chief Operating Officer of TechSearch LLC.

The AXCESS Prism VideoTM products offer a complete, networked digital video system for the enterprise providing remote and local CCTV to the desktop for video surveillance and recording. The Prism compression technology is “best in class”, allowing video to be viewed live on any network computer using minimal network bandwidth, cost effectively recorded and retrieved on-demand, as well as easily stored for archiving.  A full array of Prism Products, including cameras, transmitters, recorders and software, provide customers with low cost, enterprise-wide digital video solutions.  Cameras and transmitters can utilize any transmission facility including phone lines, ISDN, LAN, Internet, cellular, or other facility. High speed, real-time video and audio provides true visibility into operations to reduce theft and terrorism, increase criminal apprehensions, improve life safety, improve enterprise operations, observe sales programs, and to monitor compliance with both legal and corporate guidelines.

More information on the companies is available at www.techsearch-llc.com and www.axsi.com.

About AXCESS Inc.

AXCESS Inc. (OTCBB:AXSI), headquartered in greater Dallas, Texas, provides RFID (radio frequency identification) and video surveillance systems for physical security and supply chain efficiencies. The battery-powered (active) RFID tags locate, identify, track, monitor, count, and protect people, assets, inventory, and vehicles. AXCESS’ Active RFID solutions are supported by its integrated network-based, streaming digital video (or IPTV) technology. Both patented technologies enable applications including: automatic “hands-free” personnel access control, automatic vehicle access control, automatic electronic asset management, and network-based security surveillance. AXCESS is a partner company of Amphion Capital Partners LLC.

This release contains forward-looking statements as defined in Section 21E of the Securities Exchange Act of 1934, including statements about future business operations, financial performance and market conditions.  Such forward-looking statements involve risks and uncertainties inherent in business forecasts.

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Contact:	Chuck Nelson
ROI Group Associates, Inc.
Phone: (212) 495-0200 x15
Fax: (212) 495-0746
cnelson@roiny.com

AXCESS:	Stephanie Collins
Marketing Manager
Phone: (972) 407-6080
scollins@axcessinc.com

Source: AXCESS International, Inc.